EX-99.p.3

Code of Ethics

Rule 204A-1 under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”) requires each registered investment adviser to adopt and implement a written code of ethics (the “Code”) that contains provisions regarding:
●	the adviser’s fiduciary duty to its clients;
●	compliance with all applicable Federal Securities Laws;
●	reporting and review of personal Securities transactions and holdings;
●	reporting of violations of the Code; and,
●	the provision of the Code to all Access Persons.

I. Persons Subject to the Code of Ethics

The Code has been adopted by Macquarie Investment Management Global Limited (MIMGL), an investment adviser registered with the Securities and Exchange Commission (SEC) effective as of 25 November 2015 to comply with Rule 204A-1 under the Advisers Act, as well as other securities laws and sound business practices. Certain undefined capitalized terms used herein have the meanings ascribed thereto in the attached “Definitions” schedule.

The procedures in the Code are designed to prevent Access Persons, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client of MIMGL, from:
●	employing any device, scheme or artifice to defraud any other client of MIMGL;
●	making any untrue statement of a material fact to any other client of MIMGL or omitting to state a material fact necessary in order to make the statements made to any other client of MIMGL, in light of the circumstances under which they are made, not misleading;
●	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on any other client of MIMGL; or
●	engaging in any manipulative practice with respect to any other client of MIMGL.

An Access Person within the meaning of this Code, is a person who has been designated as such by the Chief Compliance Officer or their designee(s) (herein collectively referred to as CCO). Generally, an Access Person is any person defined in the Definitions section that follows as an “Access Person”.

Immediate family members sharing the same household with any MIMGL Access Person are also deemed, by law, to be Access Persons for purposes of this Code. In addition, Rule 204A-1 under the Advisers Act contains a presumption that, if the investment adviser’s primary business is providing investment advice to Accounts or other advisory clients, then all of its directors, officers and partners are presumed to be Access Persons of any account advised by the adviser.

II. Fiduciary Duties of Access Persons Under Federal Securities Laws

Access Persons owe a fiduciary duty to MIMGL’s Clients. These This includes a duty at all times to place the interests of each Client first. Above all, this means all Access Persons owe an undivided duty of loyalty to MIMGL’s Clients. Further, MIMGL demand the highest degree of personal and professional integrity and ethical behavior from their Access Persons.

Accordingly, all Access Persons must conduct themselves in an ethical manner and in such a way as to avoid or mitigate not only actual conflicts of interest with MIMGL’s Clients, but also the appearance of a conflict that could compromise the trust such clients have placed in MIMGL.

All Access Persons must comply fully with all applicable laws, including applicable U.S. State and Federal Securities Laws.

III. Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including MIMGL, Access Persons, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for MIMGL, its Access Persons, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

MIMGL’s policies and procedures have been designed to identify and properly disclose, mitigate, or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, therefore Access Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve MIMGL and/or its Access Person on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of MIMGL and its Access Persons. If an Access Person believes that a conflict of interest has not been identified or appropriately addressed, that Access Person should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Access Persons should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

All Access Persons are subject to the restrictions and disclosure requirements outlined in Macquarie Group’s Conflicts of Interest Policy.

IV. Personal Investments Policies and Procedures

Access Persons trades should be executed in a manner consistent with our fiduciary obligations to our Clients. Trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Access Person’s ability to fulfil daily job responsibilities.

Accounts covered by the Personal Investments Policies and Procedures

Macquarie Group’s Personal Investments Policy and the procedures outlined therein apply to all accounts holding any securities over which Access Persons have any Beneficial Ownership Interest, which typically include accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step- parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

Failure to comply with Macquarie Group’s Personal Investments Policy and the procedures outlined therein may result in the loss of personal trading privileges and may lead to additional disciplinary action, up to and including termination of employment.

When the duty to pre-clear arises

The requirement to pre-clear arises when the following two conditions are met:
●	You are the person exercising investment discretion over the trade; and
●	The security to be traded is not on the “Exempt from Pre-Clearance” list.

The “Exempt from Pre-Clearance” (non-exhaustive list) is as follows:
●	shares issued by money market funds and open-ended mutual funds that are not Reportable Funds;
●	transactions in accounts for which the Access Person has no direct or indirect Control (e.g., such as an account managed by an investment adviser on a discretionary basis or purchases that are part of an automatic investment plan);
●	529 Plan interests – must be a government- sponsored plan;
●	fixed annuities and variable annuities (unable to hold individual stocks or bond investments);
●	government securities; and,
●	bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements.

You are not required to pre-clear transactions in any of the securities on the Exempt from Pre-Clearance list above. Transactions in all other securities, including initial public offerings, limited offerings or private placements must be pre-cleared.

Typically, accounts that contain securities that need to be pre-cleared are held in the name(s) of the Access Persons themselves. However, if you, as an Access Person, advise anyone who is not an Access Person (other than clients of MIMGL) on trading in any securities these transactions may need to be pre- cleared. You must advise the CCO or designee before rendering this investment advice.

MIMGL may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Macquarie Group may also maintain a “Restricted List” of securities that are determined to be inappropriate for trading by Access Persons. Compliance will not approve any personal transactions in securities that are associated with any issuers on the Restricted List. The Restricted List may be comprised of, among other things:

●	Issuers that have outstanding publicly traded securities and with whom MIMGL has entered into a confidentiality agreement;
●	any publicly-traded Portfolio Companies owned by managed funds of MIMGL; and,
●	securities that MIMGL is actively evaluating for purchase or sale in Client accounts, or about which MIMGL might have received material non-public information.

The placement of an issuer on the Restricted List does not necessarily mean that MIMGL has material non- public information about the issuer. At times, an issuer will be added in an abundance of caution to prevent even the appearance of front running or other inappropriate trading.

Trading Window

Pre-clearance is valid until the end of the business day on which approval was granted. Any part of the order that is not executed within this time period must be pre- cleared again or cancelled. It is the responsibility of the Access Person to take the appropriate action.

Trading approval may be extended for transactions executed in overseas markets where differences in time zones would prevent an Access Person from executing a transaction before the end of the business day on which approval was granted.

Minimum Holding Period

There is a minimum holding period of 30 calendar days before you can sell any securities of an issuer whose securities you just purchased.

Waivers from Trading Restrictions

Compliance may, at its sole discretion, provide a waiver to any of the aforementioned trading restrictions. Waivers are rare and Access Persons must demonstrate that a case of undue hardship exists, the waiver will not adversely impact clients, result in the violation of any securities laws, and will not present a conflict of interest.

If Compliance is satisfied that there is a prima facie case, it will provide a written exemption to the Access Person. If approval is granted, the written approval of the waiver will stipulate the duration and conditions of the approval.

V. Access Person Reporting and Certifications

New Access Person Reporting

When an employee is identified as an Access Person by the CCO or designee, the Access Person must declare, as applicable, within 10 calendar days of being advised of the Access Person designation, an initial holdings report that lists all Reportable Securities and any account that has the ability to hold any non-exempt securities. The information in this report cannot be more than 45 days old as measured by the date the employee becomes an Access Person.

Unless otherwise advised and approved by Compliance, each Access Person shall only be permitted to open a Macquarie MOT brokerage account, and to demonstrate cancellation of any other external brokerage accounts. All reportable accounts must be recorded in PTA.

If an exception is granted by Compliance and/or CCO to allow a brokerage account with a non-designated broker, then unless otherwise agreed by Compliance and/or CCO, the Access Person must provide duplicate copies of periodic (at least quarterly) statements for all securities accounts to Compliance, within 30 days of the statement period. All Access Persons are responsible for ensuring that duplicate statements are provided to Compliance.

If the Access Person, as a part of their employment compensation with the Macquarie Group, received Macquarie Group Limited options, the holding of these options is not reportable in initial or annual holdings reports; however, once these options are exercised and the Access Person acquires common stock, any sale must be pre cleared and all subsequent transactions are reportable in the Access Person’s quarterly transaction reports.

The holdings report must include the following information for every reportable security that the Access Person has a direct or indirect Beneficial Ownership Interest in:
●	title, type of security;
●	as applicable, exchange ticker or CUSIP, number of shares, and principal amount;
●	the name of any broker, dealer or bank with which the Access Person holds an account in which any Reportable Securities are held for the Access Person’s direct or indirect benefit; and,
●	the date the report is submitted.

Access Persons are presumed to be beneficial owners of securities held by immediate family members sharing the same household. As such, their holdings reports, as described in this section, must also be provided to MIMGL.

The CCO or designee will make available to new Access Persons the necessary documentation to enable Access Persons:
●	to certify their understanding and their willingness to comply with MIMGL’s compliance programs; and,
●	to confirm that the personal securities holdings information that they have provided is complete and accurate.

Ongoing Quarterly Reporting

All Access Persons, on a calendar quarterly basis, must submit a report that reflects all transactions that took place during the prior quarter and any accounts opened during the quarter that hold any securities (including any securities excluded from the definition of a Reportable Security):
●	in Reportable Securities beneficially owned, directly or indirectly, by its Access Persons; and/or
●	over which the Access Person had Control.

These reports must be submitted within 30 days after each calendar quarter end. Each transaction report must contain the following information, where applicable:

●	the date of the transaction;
●	the security description, and as applicable, the exchange ticker or CUSIP number;
●	number of shares or par value;
●	principal amount of the securities;
●	whether the transaction was a purchase or sale or any other type of acquisition/disposition;
●	the price at which the transaction was effected;
●	interest rate and maturity rate;
●	the name of the broker, dealer or bank with or through which the transaction was effected; and
●	the date the report is submitted.

If the Access Person has directed all financial institutions where they have accounts that hold Reportable Securities to send copies of their account statements and trade activity to Compliance, the Access Person does not have to submit a quarterly transaction report to the CCO as long as Compliance receives the trade activity and account statements within 30 days of the end of the quarter in which the trades were executed. For any new accounts opened Access Persons must instruct the institution hosting their accounts to send to Compliance duplicate trade confirmations and account statements as described above.

Access Persons do not have to submit a quarterly transaction report to the CCO for investments in unlisted securities that have been approved by Compliance

The CCO or designee will require each Access Person to confirm that the transactions effected during the period were in accordance with the Code and that the information reported is complete and accurate. This confirmation will also include a certification for each Access Person to sign with respect to compliance with MIMGL’s Political Contributions Policy and Macquarie Group’s Gift and Entertainment, Conflicts of Interest, and Outside Business Activities Policies.

Annual Reporting

Every Access Person must submit an updated holdings report (“Annual Report”) each calendar year. The information in the Annual Report cannot be more than 45 days old prior to the date it was submitted.

If the Access Person has directed all financial institutions where they have accounts that hold Reportable Securities to send copies of their account statements and trade activity to Compliance, then the Access Person does not have to submit an Annual Report to the CCO.

Access Persons who have reportable holdings that are not set up for duplicate reporting may submit copies of account statements that contain all of the same information that would be required by the Annual Report and that is current as of the dates noted above. Access Persons should sign and date each such statement before submitting it to the CCO or a designee. Any Reportable Securities not appearing on an attached account statement or duplicate reporting (e.g., private placements or hedge fund interests) must be reported directly to the CCO or a designee as part of the Access Person’s annual certification.

In addition, on an annual basis, the CCO will require each Access Person to certify that they have complied with the terms of the Code and MIMGL’s Compliance Manual.

Exceptions to Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:
●	Quarterly reports for any transactions effected pursuant to an automatic investment plan; or,
●	any reports with respect to securities held in accounts over which the Access Person had no direct or indirect Control, such as an account managed by an investment adviser on a discretionary basis or a trust account.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or a designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO or designee may ask for supporting documentation, such as a copy of the automatic investment plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

VI. Gifts and Entertainment

Generally, Access Persons may not give or receive any gifts in connection with any business of MIMGL because it may appear improper or raise a potential conflict of interest. However, gifts may be allowed providing they fall within the Macquarie Gifts and Entertainment Policy. This includes normal and customary business entertainment, the cost of which would be paid for by MIMGL as a reasonable expense if not paid for by the other party. While “nominal value” is susceptible to interpretation, a gift or entertainment is not acceptable if an independent third party may believe that the Access Person would be influenced by receiving such gift or entertainment in conducting business. Gifts of an extraordinary or extravagant nature to an Access Person should be declined or returned in order to avoid compromising the reputation of the Access Person or MIMGL.

All Access Persons are subject to the restrictions and disclosure requirements outlined in Macquarie Group’s Gifts and Entertainment Policy.

When an Access Person gives or receives a gifts or entertainment, they must disclose the gift or entertainment in accordance with Macquarie’s Gift and Entertainment Policy.

If you have any questions about the propriety of a gift you may be offered or may wish to offer to another or any other arrangement, please consult the CCO.

VII. Political Contributions

Introduction

Rule 206(4)-5 of the Advisers Act (commonly referred to as the “Pay-to-Play” rule) addresses the various arrangements by which a U.S.-registered investment adviser may seek to influence the award of advisory business by making or soliciting political contributions to U.S. government officials charged with awarding such business. Under Rule 206(4)-5, Access Persons are prohibited from making contributions in excess of applicable federal, state, or local limitations.

The Pay-to-Play rule includes a provision that makes it unlawful for an adviser or any of its covered associates to do anything indirectly which, if done directly, would result in a violation of the rule. As a result, an adviser and its covered associates could not funnel payments through third parties (including, for example, consultants, attorneys, family members, friends or companies affiliated with the adviser) as a means to circumvent the rule.

If violated, the Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a Contribution to any official of that “government entity”. This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:
●	any general partner, managing member or executive officer, or other individual with a similar status or function;
●	any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and
●	any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

Each potential contribution must be assessed for compliance with all applicable federal, state, and local restrictions. Generally, contributions to any incumbent, candidate, or successful candidate for any state or local office may be approved if the contribution does not exceed,

●	US$350 or less per election, in any state or local election in which that Access Person is entitled to vote;
●	US$350 to a current state or municipal official seeking the U.S. Presidency; or
●	US$150 or less per election, for any election in which that Access Person is not entitled to vote.

However, from time to time, applicable state and local law or contractual provisions with current government entity clients may require a denial of a contribution below these limits.

Pre-clearance requirements

To prevent contraventions of the Pay-to-Play Rule, current Access Persons are required to pre-clear all political contributions - state, local and federal with Compliance using the format prescribed by Compliance.

Pre-clearance is required for any fundraising activities reasonably expected to solicit contributions from other persons or otherwise facilitate such contributions through coordination or solicitation.

Certain volunteering activities for a political campaign may be deemed, for purposes of the Pay-to-Play Rule, as either a contribution or fundraising activity. Accordingly, all volunteer activities are required to be pre-cleared.

You may not undertake any political activity without obtaining specific prior approval from Compliance:
●	Using the Company’s name;
●	During work hours;
●	On Company premises; and/or,
●	With the use of any Company equipment, property, funds or personnel.

General Prohibitions

All staff are prohibited from performing any act that would directly or indirectly result in a violation of the Pay-to-Play Rule. Staff may not use other persons (including family members), entities, Company affiliates, third party solicitors, and/or, political action committees (PACs) to circumvent the Pay-to-Play Rule.

All staff are prohibited from establishing, controlling, or being involved with a PAC or any other entity that makes, solicits, or coordinates political contributions to a government entity other than any PAC established by Macquarie.

Restrictions on payments for the solicitation of clients or investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited Contributions or payments to the government entity during the prior two years in excess of the de minimis exceptions noted above.

MIMGL will only compensate third parties for referrals of Clients or Investors that are affiliated with government entities if the solicitor is an eligible “regulated person,” as defined by Rule 206(4)-5 under the Advisers Act, and if the solicitor and its covered associates have not made any disqualifying Contributions during the past two years.

Restrictions on the coordination or solicitation of contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any Contribution or payment to an Official of the government entity, or a related local or state political party where the adviser is providing or seeking to provide investment advisory services to the government entity.

Charitable Donations

Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, do not implicate Rule 206(4)-5. Donations by MIMGL or Access Persons to charities with the intention of influencing such charities to become Clients or Investors are strictly prohibited.

Access Persons should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

Approval Process

Once a pre-clearance request is received, the Compliance team will review the request for compliance with the Pay-to-Play Rule, applicable law, and internal policy.

Access Persons will be notified in writing (hard copy and/or electronic notification) of the Compliance team’s final determination.

No contribution may be made prior to written approval by Compliance. Staff may not make contributions or engage in activities in excess of what was precleared and approved by Compliance.

Any contribution approved by the Compliance team shall be made within thirty (30) calendar days of the date of approval.

Approved contributions that have not been made within thirty (30) calendar days of approval must be resubmitted to the Compliance team to be reviewed and approved again.

Reporting

New Access Person Reporting
When an individual is first designated as an Access Person, the individual must disclose any political contributions made up to two years prior to their Access Person designation date along with their new Access Person paperwork due within 10 days of hire.

Quarterly Certification
On a quarterly basis, Access Persons are required to submit a certification that they have complied with the Pay-to-Play Rule and provide a list of contributions made during the preceding calendar quarter. This certification is maintained by the Chief Compliance Officer, or their designate, and updated from time to time.

Penalty for non-compliance

Any Access Person who violates MIMGL’s political contribution policy shall immediately report the violation to the MAM Compliance team. Upon notification of a violation, the MAM Compliance team shall, in consultation with the Chief Legal Officer, be responsible for taking the appropriate steps necessary to avoid violations of the Pay-to-Play Rule or other applicable laws, or any other steps as necessary and appropriate under the circumstances, including determining whether MIMGL is subject to a “two-year time out” under Rule 206(4)-5.

An Access Person who fails to pre-clear a contribution or otherwise violates the Political Contribution Policy may be required to clawback the contribution and will be subject to disciplinary action up to and including termination.

Recordkeeping

MIMGL shall maintain the following records in accordance with applicable rules, including:
●	A list of all “covered associates” (unless otherwise noted, all Access Persons are covered associates for this purpose);
●	A list of all third-party solicitors it pays, directly or indirectly, to solicit potential government Clients or Fund Investors;
●	A list of all of MIMGL’s direct or indirect political contributions and those made by its Access Persons to officials of a government entity as well as payments to political parties or political action committees;
●	Each government entity that invests in a Covered Investment Pool (as defined in Rule 206(4)-5) whose account can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the Covered Investment Pool or its transfer agent;
●	Each account that was identified as belonging to or existing for the benefit of a government entity – at or around the time of the initial investment – to the adviser or one of its client servicing employees, regulated persons or covered associates;

●	Each government entity that sponsors or establishes a 529 Plan and has selected a specific Covered Investment Pool as an option to be offered by such 529 Plan; and
●	Each government entity that has been solicited to invest in a Covered Investment Pool either (i) by a covered associate or regulated person of MIMGL; or (ii) by an intermediary or affiliate of the Covered Investment Pool if a covered associate, regulated person, or client servicing employee of MIMGL participated in or was involved in such solicitation, regardless of whether such government entity invested in the Covered Investment Pool.

Lobbying activities

Certain jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes:
(1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation;
(2) communicating with certain government officials for the purpose of influencing government action (e.g., awarding of a government mandate or contract, investment by a government pension plan in a managed fund, etc.); or,
(3) engaging in research or other activities to support or prepare for such communication.

Certain meetings with, or solicitation of, public employees or officials may constitute lobbying in certain jurisdictions.

In order to ensure that MIMGL complies with applicable lobbying laws, Access Persons must notify the Chief Compliance Officer (or delegate) before engaging in any activity on behalf of MIMGL that might be considered lobbying. The Chief Compliance Officer, or their designate, will determine whether MIMGL or its Access Persons need to make any federal, state or local filings pursuant to applicable lobbying laws.

VIII. Service on a Board of Directors

An Access Person may serve on the board of directors of a publicly traded company (the “Board”) only if:
●	the CCO determines that serving on the Board would be consistent with the interests of MIMGL or, where applicable, MIMGL’s clients;
●	appropriate information barrier procedures are established;
●	the CCO provides written authorization that the Access Person can serve on the Board; and,
●	the Access Person agrees to excuse himself or herself from any decisions regarding that entity’s investment activities.

IX. Outside Business Activities

All MIMGL Access Persons are subject to the restrictions and disclosure requirements of Macquarie’s Outside Business Activities Policy.

An Access Person must disclosure and obtain the written approval of their supervisor and the CCO or designee prior to participating in any outside business activities that are unrelated to their position within the Macquarie Group, including, but not limited to:
●	serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership;
●	making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies (investments in publicly traded companies may require prior approval of the CCO or designee, in accordance with personal securities trading procedures described above);
●	accepting a second job or part-time job of any kind or engaging in any other business outside of MIMGL or other positions within the Macquarie Group;
●	forming or participating in any bank group in connection with a bankruptcy or distressed situation;
●	forming or participating in any committee in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest; and
●	receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than the Macquarie Group, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues.

No Access Person may utilize property of MIMGL or utilize the services of MIMGL or their employees, for their personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

An Access Person may not participate in any outside business activities that comes to their attention as a result of their association with MIMGL and in which they know that MIMGL might be expected to participate or have an interest, without:
●	disclosing in writing all necessary facts to the CCO;
●	offering the particular opportunity to MIMGL; and
●	obtaining written authorization to participate from the CCO.

An Access Person who is granted approval to engage in an outside business activity must not transmit material non-public information between MIMGL and the outside entity. If participation in the outside business activity results in the Access Person’s receipt of material non-public information that could reasonably be viewed as relevant to MIMGL’s business activities, the Access Person must discuss the scope and nature of the information flow with the CCO. Similarly, if an Access Person receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.

X. Compliance and Sanctions

If you become aware of or suspect any violations of the Code, you must report them to the CCO as soon as practicable. Reports may be made anonymously as detailed in the Whistleblower Policy. MIMGL has zero tolerance for reprisals against employees making reports, in good faith, of perceived wrongdoing.

The CCO will review the records obtained pursuant to the Code to ensure that all Access Persons are complying with its provisions. All records shall be maintained in accordance with Rule 204-2 under the Advisers Act, as further described in MIMGL’s Compliance Manual.

MIMGL may, as deemed appropriate, impose sanctions, including, a fine, letter of censure, revoking personal securities trading privileges, or suspension or termination of employment of any Access Person who violates any provision of the Code.

DEFINITIONS

For Purposes of this Code of Ethics:

1)	“Access Person” means:

	a)	any director, partner, officer, Advisory Person or employee of MIMGL; and/or
	b)	Any person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any other of MIMEL’s clients; and/or
	c)	Any person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For the purposes of this manual “Access Person” does generally not include non-executive directors of MIMGL

2)	“Advisory Person” means any director, officer, general partner or employee of MIMGL who, in connection with his or her regular functions or duties makes, participates in or obtains information regarding the purchase or sale of Covered Securities by any other MIMGL client, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and any natural person in a control relationship to MIMGL who obtains information concerning recommendations made to any other of MIMGL’s clients with regard to the purchase or sale of Covered Securities by any other of MIMGL’s clients.

3)	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

4)	“Beneficial Ownership Interest” means any direct or indirect interest in the name of the MIMGL employee as well as any direct or indirect interest in the name of the MIMGL employee’s spouse, child, all persons residing with or financially dependent upon the MIMGL employee, any person to whom the MIMGL employee contributes material financial support and any account over which the MIMGL employee exercises control.

5)	“CCO” means the Chief Compliance Officer or their designee.

6)	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

7)	“COO” means the Chief Operating Officer or their designee.

8)	“Covered Security” means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include:

	a)	Direct obligations of the Government of the United States;

	b)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
	c)	Shares issued by open-end Funds.

9)	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

10)	“Fund” means an investment company registered under the 1940 Act.

11)	“Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

12)	“Investment Personnel” means any employee of MIMGL (or of any company in a control relationship to MIMGL) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by MIMGL; or any person who controls MIMGL and who obtains information concerning recommendations made to MIMGL regarding the purchase or sale of securities by any client.

13)	“Limited Offering” or “Private Placement” means an offering of securities that is exempt from registration under the 1933 Act pursuant to section 4(2) or 4(6) or pursuant to rule 504, 505, or 506 under the 1933 Act.

14)	“MIMGL Client Accounts” means any account to which MIMGL acts as an investment adviser or a sub-investment adviser.

15)	“PM” means the relevant Portfolio Manager or their designee and may include a member of the investment management team.

16)	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

17)	“Reportable Fund” means (i) any Fund for which MIMGL serves as an investment adviser; and/or (ii) any Fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with MIMGL.

18)	“Reportable Security” means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

	a)	Direct obligations of the Government of the United States;
	b)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
	c)	Shares issued by money market funds;
	d)	Shares issued by open-end funds other than reportable funds; and

	e)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

19)	“Security Held or to be Acquired” by a Fund means:

		(i)	Any Covered Security which, within the most recent 15 days:

			(1)	Is or has been held by the Fund; or

			(2)	Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

		(ii)	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described above in 12(i).